                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            American Stores Company
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            American Stores Company
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

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

                                     [LOGO]

                            AMERICAN STORES COMPANY
               709 East South Temple, Salt Lake City, Utah 84102
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Stores Company, a Delaware corporation, will be held at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah on Wednesday, June 21, 1995 at 10:00 a.m., local time, for the following purposes:

     1. To amend the Company's Restated Certificate of Incorporation to provide for the annual election of Directors;

     2. To elect six Directors of the Company;

     3. To approve the American Stores Company 1995 Employee Stock Purchase
        Plan;

     4. To ratify the appointment of Ernst & Young as independent certified public accountants for fiscal year 1995; and

     5. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 24, 1995 will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting. No admission ticket or other credentials will be necessary. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, HAS BEEN PROVIDED FOR YOUR USE.

                                          JACK LUNT
                                          Secretary

April 27, 1995

                            AMERICAN STORES COMPANY
               709 East South Temple, Salt Lake City, Utah 84102
                P.O. Box 27447, Salt Lake City, Utah 84127-0447

                                PROXY STATEMENT

     The solicitation of the proxy enclosed with this statement is made by and on behalf of the Board of Directors of American Stores Company (the "Company") for use at the 1995 Annual Meeting of Shareholders of the Company to be held on Wednesday, June 21, 1995 at 10:00 a.m. local time, at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah and at any postponements or adjournments thereof. It is anticipated that this Proxy Statement, together with the form of proxy and the Company's 1994 Annual Report to Shareholders, will first be mailed on or about April 27, 1995. Each holder of record of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), on April 24, 1995, the record date, is entitled to one vote for each share so held. The number of outstanding shares of Common Stock of the Company as of the record date is 148,461,419. A complete list of the shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's corporate headquarters located at 709 East South Temple, Salt Lake City, Utah. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by properly executed proxies in the accompanying form will be voted as directed. If no direction is given, proxies will be voted FOR the amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of Directors, FOR the Election of Directors, FOR the approval of the American Stores Company 1995 Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young as Independent Certified Public Accountants.

PROPOSAL 1 -- AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
              TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

     The Board of Directors proposes and recommends that the shareholders adopt an amendment to Section 10.01 of Article TENTH of the Restated Certificate of Incorporation (the "Certificate") to eliminate the classification of the Directors and provide that upon expiration of the terms for which the current directors have been elected, their successors shall be elected for terms of one year. If the shareholders approve the proposed amendment at the Annual Meeting, the persons named in the enclosed proxy will vote to elect the six nominees named in this Proxy Statement for a one-year term. As the terms of the directors previously elected expire, their successors will also be elected for one-year terms so that at the 1997 Annual Meeting of Shareholders all of the directors will be elected for one-year terms.

     If approved by the shareholders, Section 10.01 of Article TENTH of the Certificate will read in its entirety as follows:

     10.01 The Board of Directors shall consist of such number of directors not less than five nor more than twenty as may be determined from time to time by the Board of Directors. Each director elected prior to 1995 shall hold office for the term of years for which that director was elected and until that director's successor is elected and qualified or until that director's earlier resignation or removal, and each director elected after January 1, 1995 shall hold office until the next annual meeting of shareholders and until that director's successor is elected and qualified or until that director's earlier resignation or removal.

     If the amendment to Article TENTH of the Certificate is approved, the Board of Directors will adopt conforming amendments to the Company's By-laws.

     Section 10.01 of Article TENTH of the Certificate was adopted by the Company's shareholders at the Company's 1981 Annual Meeting of Shareholders as one of several amendments to the Company's charter documents dealing with takeovers. The amendments were adopted in response to the increasing number of hostile takeovers that were occurring at that time and were intended to enhance the ability of the Board of Directors to negotiate on behalf of the Company with any person seeking to acquire control and to protect the Company and its shareholders against abusive takeover practices. The classification of the Board of Directors makes it more difficult for any shareholder or shareholders to change a majority of the directors by generally requiring at least two annual meetings of shareholders to effect such a change.

     Since the adoption of a classified Board, certain types of takeover practices have become less prevalent, and shareholders have generally become more active in seeking greater direct accountability of management. The Board of Directors believes that the elimination of the classified board will provide shareholders with a greater degree of control over management by permitting them to elect the entire Board each year and to register their views on the performance of the Board of Directors, collectively, and each individual director, on an annual basis.

     The Board also believes that in order to provide for an orderly transition, the classified board should be phased out over time by electing the nominees at the 1995 Annual Meeting for a one-year term and by electing the successors to the current directors for one-year terms as the three-year terms of the current directors expire. Accordingly, if the proposal is approved, approximately two-thirds of the directors will be elected for one-year terms at the 1996 Annual Meeting, and all of the directors will be elected for one-year terms beginning at the 1997 Annual Meeting.

     The affirmative vote of 80% of the outstanding Common Stock, as well as a majority of the total outstanding shares of common stock not held by any person or entity which, together with its affiliates, directly or indirectly beneficially owns 10% or more of the Company's Common Stock, are required for approval of the proposed amendment to the Restated Certificate of Incorporation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 2 -- ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a Board of not less than 5 nor more than 20 directors, the exact number to be fixed by the Board of Directors. The Board has fixed that number at sixteen, effective October 24, 1994. The Board is currently divided into three classes, with one class elected at each annual meeting to serve for a term of three years. The terms of six directors expire at the 1995 Annual Meeting, and the Board of Directors has nominated those six individuals to be elected in 1995. If Proposal 1 relating to the elimination of the classified Board of Directors is approved, upon their election such nominees will serve for a one-year term; otherwise, upon their election such nominees will serve as Class II directors for a three-year term, or until their successors have been duly elected and qualified. All of the nominees are currently directors of the Company. Only the six nominees who are currently Class II Directors are to be elected at the 1995 Annual Meeting.

     Directors are elected by plurality vote. Proxies will be voted in favor of the election of each of the nominees named below unless otherwise directed. If any of the nominees should be unable to serve, proxies will be voted for such person, if any, as may be designated by the Board of Directors to fill any such vacancy.

     The information provided below for each director or nominee for election as a director is provided as of March 1, 1995.

INFORMATION REGARDING THE NOMINEES STANDING FOR ELECTION IN 1995

                                                                                  DIRECTOR
          NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION      AGE    SINCE
- - -------------------------  ---------------------------------------------    ---   --------
Arden B. Engebretsen       Chairman of the Board of Herpak Limited, an      63      1988
                           international financial consulting firm,
                           since January 1991. Vice Chairman of the
                           Board of Hercules Incorporated from March
                           1987 to January 1991. Chief Financial Officer
                           of Hercules Incorporated from 1978 to January
                           1991. Director of Mellon Bank Delaware.
                           Member of Corporate Finance Committee of
                           Financial Executives Institute. Member,
                           National Advisory Council, University of
                           Utah.

Donald B. Holbrook         Retired. Of Counsel to the law firm of Jones,    70      1994
                           Waldo, Holbrook and McDonough, P. C., since
                           November 1994. Prior thereto, Executive Vice
                           President and Chief Legal Officer of the
                           Company from October 1989 until October 1994.
                           Director of the Company from June 1990 until
                           June 1993 and since October 1994.(1)

James B. Fisher            Retired. Former President and Director of J.     63      1988
                           G. Boswell Company, an agricultural
                           production, processing and marketing company,
                           from 1980 to September 1984.

Victor L. Lund             Chief Executive Officer and President of the     47      1988
                           Company since August 1992; Co-Chief Executive
                           Officer from March 1992 to August 1992; Chief
                           Financial and Administrative Officer from
                           February 1989 to March 1992. Vice Chairman of
                           the Board of the Company from September 1988
                           to August 1992.

L. Tom Perry               Member of the Council of the Twelve Apostles     72      1980
                           of The Church of Jesus Christ of Latter-day
                           Saints, Salt Lake City, Utah for more than
                           five years prior to the date hereof. Chairman
                           of the Board of ZCMI, Inc. and Director of
                           Zions First National Bank.

J. L. Scott                Retired. Former Co-Chief Executive Officer of    65      1987
                           the Company from March 1992 to August 1992
                           and President from September 1990 to August
                           1992. Chief Executive Officer from February
                           1989 to March 1992; Vice Chairman of the
                           Board of the Company from September 1987 to
                           June 1990. Director of TJ International.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AND WHOSE TERMS CONTINUE BEYOND 1995

                                                                                  DIRECTOR
          NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION      AGE    SINCE
- - -------------------------  ---------------------------------------------    ---   --------
Class I Directors Whose Terms of Office Continue Until 1997

Fernando R. Gumucio        Retired. Former Chairman of the Board and        60      1991
                           Chief Executive Officer of Del Monte USA from
                           1987 to 1988 and President from 1985 to 1987.
                           Director of Basic American Foods Corporation
                           and Bay View Federal Savings, a California
                           savings and loan company.

Leon G. Harmon             Retired. Member of the Executive Board of        69      1982
                           First Interstate Bank of Utah, N.A. Former
                           President and Chief Executive Officer of
                           First Interstate Bank of Utah, N. A. for more
                           than five years.

John E. Masline            Retired. Former Partner, Ernst & Young from      67      1988
                           1967 to October 1986.

L. S. Skaggs               Chairman of the Board of the Company since       71      1950
                           1962.(2)

Arthur K. Smith            President of the University of Utah since        57      1992
                           August 1991. Executive Vice President and
                           Provost of the University of South Carolina
                           from 1988 through August 1991. Director of
                           First Security Corp.

Class III Directors Whose Terms of Office Continue Until 1996

Henry I. Bryant            Managing Director, Southern Region in the        52      1992
                           Corporate Finance Unit of J. P. Morgan & Co.
                           Incorporated, an investment banking firm,
                           since August 1994; prior thereto, Managing
                           Director Financial Institutions Group from
                           July 1992; prior thereto, Managing Director,
                           Corporate Finance, Western Region for more
                           than five years. Director of J. P. Morgan
                           California from 1990 to 1992.(3)

Louis H. Callister         Chairman of the Board and Senior Partner in      59      1985
                           the law firm of Callister, Nebeker &
                           McCullough, P.C., Salt Lake City, Utah for
                           more than five years. Vice Chairman,
                           University of Utah Board of Trustees. Member,
                           Board of Trustees of the Economic Development
                           Corporation of Utah.(4)

Michael T. Miller          President and Executive Director of the ALSAM    54      1992
                           Foundation, a private charitable foundation,
                           since July 1992. Chief Executive Officer and
                           President of Jewel Osco Southwest, Inc., a
                           subsidiary of the Company, from June 1991
                           through June 1992; Chief Executive Officer
                           and President of Alpha Beta Company, a former
                           subsidiary of the Company, from October 1990
                           through May 1991; Senior Vice President
                           Governmental Relations of the Company from
                           February 1989 to October 1990.

                                                                                  DIRECTOR
          NAME              PRINCIPAL OCCUPATION AND OTHER INFORMATION      AGE    SINCE
- - -------------------------  ---------------------------------------------    ---   --------
Barbara Scott Preiskel     Retired. Former Senior Vice President and        70      1985
                           General Counsel of the Motion Picture
                           Association of America, a trade association,
                           from 1977 to March 1983. Director of General
                           Electric Company, Massachusetts Mutual Life
                           Insurance Co., Textron, Inc. and The
                           Washington Post Co.

Don L. Skaggs              Chairman of the Board and General Manager of     39      1994
                           Skaggs Telecommunications Service, Inc., a
                           wholly-owned subsidiary of the Company, for
                           more than five years. Executive Vice
                           President and General Manager STS of the
                           Company since March 1993.(2)

FOOTNOTES TO THE FOREGOING INFORMATION REGARDING
DIRECTORS AND NOMINEES FOR DIRECTOR OF THE COMPANY
- - ---------------
(1) At its meeting held on October 24, 1994, the Board elected Mr. Holbrook a director. Mr. Holbrook is of counsel to the law firm of Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah, which firm has performed legal services for the Company and its subsidiaries since 1959, including fiscal year 1994. The Company paid the law firm $1,701,022 for services during the firm's latest fiscal year, which amount was in excess of 5% of that firm's gross revenues. The Company will continue to use such firm from time to time during the current fiscal year.

(2) At its meeting held on September 20, 1994, the Board elected Mr. Don L. Skaggs a director effective October 1, 1994 to fill the position rendered vacant by the resignation of Aline W. Skaggs. Don L. Skaggs is the son of L.
    S. Skaggs, Chairman of the Board of the Company.

(3) Mr. Henry I. Bryant is the Managing Director of the Southern Region in the Corporate Finance unit of J. P. Morgan & Co. Incorporated ("J. P. Morgan"), which provides investment banking services to the Company from time to time. During 1994, the Company entered into a $1.0 billion revolving credit facility (the "Credit Facility") with a group of commercial banks, including Morgan Guaranty Trust Company of New York ("Morgan"), a wholly-owned subsidiary of J. P. Morgan, as agent bank and a lender under the Credit Facility. The Credit Facility replaced an existing $800 million credit facility that would have expired in 1996, for which Morgan also acted as agent bank and a lender. Under the Credit Facility, Morgan receives a quarterly fee for acting as agent bank and facility, commitment, and interest payments on the same terms as other participating lenders. The Company is also a party to an Interest Rate and Currency Exchange Agreement with Morgan pertaining to the exchange of dollars for yen, which has a final exchange date of July 6, 1999.

(4) Mr. Callister is a senior partner of the law firm of Callister, Nebeker & McCullough, P. C., Salt Lake City, Utah, which firm performed legal services for one of the Company's subsidiaries during fiscal year 1994. The amount paid to the firm for such services was less than $10,000.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth, as of January 28, 1995, the number of shares of the Company's Common Stock owned by directors (including nominees for director), the five executive officers named in the Summary Compensation Table on page 11 hereof, and by all executive officers and directors as a group. The information set forth below also includes the number of shares of the Company's Common Stock owned by each person known to the Company to be the beneficial owner of more than five percent of such stock as of January 28, 1995.

                                                     NUMBER OF SHARES        PERCENT OF SHARES
                         NAME(1)                   BENEFICIALLY OWNED(2)   BENEFICIALLY OWNED(3)
        -----------------------------------------  ---------------------   ---------------------
        William J. Bolton........................           66,000                   *
        Henry I. Bryant..........................            3,000                   *
        Louis H. Callister.......................           33,525                   *
        Arden B. Engebretsen.....................           27,200                   *
        James B. Fisher..........................           23,936                   *
        Fernando R. Gumucio......................           20,400                   *
        Leon G. Harmon(4)........................           40,400                   *
        Robert P. Hermanns.......................           83,900                   *
        Donald B. Holbrook.......................            8,448                   *
        Victor L. Lund...........................          510,570                   *
        David L. Maher...........................          255,302                   *
        John E. Masline..........................           24,000                   *
        Michael T. Miller(4).....................           77,568                   *
        L. Tom Perry.............................            1,200                   *
        Barbara Scott Preiskel...................           21,400                   *
        J. L. Scott..............................           74,294                   *
        Don L. Skaggs(4).........................          414,714                   *
        L. S. Skaggs(4)..........................        24329,556                 17.02%
        Arthur K. Smith..........................           20,000                   *
        All directors and executive officers as a
          group (31 persons).....................        26787,128                 18.74%
        Fayez S. Sarofim(5)......................         7520,100                  5.26%

- - ---------------
 *  Does not exceed one percent of the outstanding shares.

(1) Correspondence to all officers and directors of the Company may be mailed to 709 East South Temple, Salt Lake City, Utah 84102. The address of Fayez S. Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010.

(2) These totals include, pursuant to rules of the Securities and Exchange Commission (the "SEC"), shares as to which sole or shared voting power or dispositive power is possessed. These totals also include: (i) the indicated number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days: Mr.
    Bolton -- 6,000; Mr. Hermanns -- 3,900; Mr. Lund -- 0; Mr. Maher -- 6,000;
    Mr. L. S. Skaggs -- 0; all directors and executive officers as a group (31 persons) -- 104,460; and (ii) the following number of shares of Common Stock that could be allocated to the American Stores Retirement Estates accounts of such persons for voting purposes on December 31, 1994: Mr. Bolton -- 0; Mr. Hermanns -- 0; Mr. Lund -- 0; Mr. Maher -- 7,588; Mr. L. S. Skaggs -- 0; all directors and executive officers as a group (31 persons) -- 68,872.

(3) On January 28, 1995, there were 142,971,062 shares of Common Stock issued and outstanding.

(4) Does not include 2,744,430 shares owned by a charitable foundation. Leon Harmon, Michael Miller, Don L. Skaggs and L. S. Skaggs are members of the managing committee of such foundation and, in this fiduciary capacity, share voting and dispositive power with respect to such shares. None of such persons has any pecuniary interest in the shares owned by the foundation and each disclaims beneficial ownership of such shares.

(5) Based upon information contained in a Schedule 13G filed with the SEC on February 14, 1995, as of December 31, 1994, Mr. Sarofim may be deemed to be the beneficial owner of 7,520,100 shares of Common Stock. Of such shares, Mr. Sarofim has sole voting or dispositive power as to 50,000 shares, and shared voting or dispositive power as to 7,470,100 shares. All of the securities that are not subject to sole voting and dispositive power are held in accounts managed by Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) or by its wholly-owned subsidiary, Sarofim Trust Co., except for 4,000 shares which are held in trust with respect to which Mr. Sarofim is one of several trustees.

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all forms filed by them. To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ended January 28, 1995, its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act complied with the applicable filing requirements of Section 16(a).

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during fiscal year 1994. The Board had as standing committees on April 1, 1995, an Audit Committee, a Compensation and Stock Option Committee, and an Executive Committee. Effective July 1, 1994, the Board eliminated its Finance and Nominating Committees, and the responsibilities of those Committees were assumed by the full Board.

     The Audit Committee is composed of eight non-employee directors. It recommends to the Board the selection of the independent certified public accountants for the Company, subject to ratification by the shareholders at the Annual Meeting; reviews the audit activities of the independent certified public accountants and the Company's internal audit staff, the scope of non-audit functions to be performed by the independent certified public accountants and the financial and accounting control policies and practices of the Company; reviews related party transactions; and periodically meets with the independent certified public accountants, internal audit staff and management. There were three Audit Committee meetings held in fiscal year 1994. Its current members are: John E. Masline (Chairperson), Henry I. Bryant, Louis H. Callister, Arden
B. Engebretsen, James B. Fisher, Fernando R. Gumucio, Donald B. Holbrook, and J.
L. Scott.

     The Compensation and Stock Option Committee is composed of six non-employee directors. It is responsible for administering the Company's Board and shareholder approved compensation plans and for setting compensation of officers and directors. Four meetings of the Compensation and Stock Option Committee were held in fiscal year 1994. Its current members are: Leon G. Harmon (Chairperson), Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry, and Barbara S. Preiskel.

     The Executive Committee is composed of six directors. It has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee held one meeting in fiscal year 1994. Its current members are: Leon G. Harmon (Chairperson), Victor L. Lund, Michael T. Miller, L. Tom Perry, Don L. Skaggs, and L. S. Skaggs. Louis H. Callister and Arthur K. Smith serve as alternate members of the Executive Committee.

     The Finance Committee held two meetings during fiscal year 1994 prior to its elimination on July 1, 1994. The members of the Finance Committee were: L. Tom Perry (Chairperson), Leon G. Harmon, Victor L. Lund, John E. Masline, J. L. Scott, L. S. Skaggs, and Arthur K. Smith

     The Nominating Committee held two meetings during fiscal year 1994 prior to its elimination on July 1, 1994. The members of the Nominating Committee were:
Barbara S. Preiskel (Chairperson), Louis H. Callister, Fernando R. Gumucio, Leon
G. Harmon, Michael T. Miller, and Aline W. Skaggs.

     During fiscal year 1994, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served.

     In addition to the foregoing committees of the Board of Directors, the Company has a Benefit Plans Committee composed of one employee director (Victor
L. Lund) and five members of management. The members of the Committee are appointed by the Board of Directors. This Committee is responsible for the administration, funding, investment of assets, interpretation and management of all benefit plans of the Company other than its stock purchase and stock option plans and the annual and LTIP bonus plans. The Benefit Plans Committee held five meetings in fiscal year 1994.

     The Investment Management Subcommittee is composed of four directors, three members of management and three other individuals. This Subcommittee acts as an advisor to the Benefit Plans Committee on matters relating to benefit plan fund structure, asset allocation, investment manager selection and evaluation of investment manager performance. The Subcommittee has authority to make recommendations to the Benefit Plans Committee. The Investment Management Subcommittee held two meetings in fiscal year 1994. The following directors are current members of the Committee: Leon G. Harmon, Victor L. Lund, John E. Masline and Michael T. Miller.

DIRECTORS' COMPENSATION

     FEES

     Directors who are active, full-time employees of the Company or one of its subsidiaries receive no additional compensation as directors. All other directors receive an annual retainer fee which is payable in quarterly installments. Effective July 1, 1994, the Board increased the number of its regularly scheduled Board meetings from four to eight, increased the annual retainer fee from $30,000 to $80,000, and eliminated fees paid for attendance at Board and Committee meetings or for serving as a member of a Board Committee or as a Chairperson of any Board Committee except that non-employee members of the Investment Management Subcommittee continue to be paid $5,000 for each meeting of that Subcommittee attended.

     Prior to the change in compensation on July 1, 1994, eligible directors received an annual retainer fee of $30,000, plus an additional $1,000 for each Board meeting attended. Members of the Audit, the Compensation and Stock Option, and the Nominating Committees received a fee of $1,000 for each Committee meeting attended, with the Chairpersons of the Audit, the Compensation and Stock Option, the Executive and the Finance Committees receiving an additional $8,000 per year for serving as Chairpersons. The Nominating Committee Chairperson received an additional $4,000 per year. Nonemployee members of the Finance Committee received an annual fee of $7,500. All non-employee members of the Executive Committee received an annual fee of $10,000 per year. No additional fees were paid for attendance at Finance or Executive Committee meetings. In connection with the change in compensation policy, all payments based on the number of meetings attended were paid with respect to meetings held on or prior to July 1, 1994, and all annual payments were prorated and paid through July 1, 1994.

     PLANS

     Directors who are not active, full-time employees of the Company or one of its subsidiaries are eligible to participate in a deferred compensation plan which permits each director to elect that a portion or all of the compensation earned by the director for service on the Board and its committees be deferred until the period subsequent to the termination of the director's service on the Board. Any amounts so deferred earn interest during the period of the deferral at a stated fluctuating rate.

     Directors who are not active, full-time employees of the Company or one of its subsidiaries and their spouses are eligible and encouraged to participate in the Scripps Executive Health Program that is available to certain key executive officers of the Company and its subsidiaries. The program consists of a comprehensive physical evaluation, private consultations covering exercise, nutrition and stress management, and attendance at a seminar covering various topics. The frequency of the examination is generally based on the director's age. The cost of the examination, including travel and hotel expenses, is paid by the Company.

     On February 1, 1989 the Board adopted the American Stores Company Retirement Plan for Non-Employee Directors (the "NED Plan"). The NED Plan was amended during 1994 to take into consideration the amended fee structure for nonemployee directors described above and in early 1995 to change the eligibility requirements. The effect of the amendments was to decrease the benefits payable to non-employee directors under the plan. Under the NED Plan, as amended, in order to be eligible for a retirement benefit, an individual must have served as a non-employee director of the Company for a full ten years. An eligible non-employee director who retires from the Board at or after age 65 is entitled to receive for the remainder of his or her life, annual compensation equal to one-half of the annual retainer fee for non-employee directors in effect at the time of such director's retirement. An eligible non-employee director who retires from the Board prior to age 65 shall receive, upon attaining the age of 65, a retirement benefit equal to one-half of the actual annual retainer for non-employee directors in effect at the time of such director's retirement for the same number of years and months the director served on the Board as a non-employee director. A retired non-employee director receiving payments under the NED Plan is considered a Director Emeritus, must remain available on a reasonable basis to consult with the Company and may not engage in any activity in competition with the Company. All benefit payments under the NED Plan terminate upon the death of the retired non-employee director. The NED Plan is administered by the Benefit Plans Committee of the Company.

     During 1992, the Company's shareholders approved the Board of Directors Stock Purchase Incentive Plan (the "Director Plan"), and shortly thereafter certain directors purchased stock pursuant to awards that were granted to them under the Director Plan. At its March 21, 1995 meeting, the Board of Directors accelerated the expiration date of the Director Plan to March 21, 1995 effectively terminating it on such date; however, the termination does not affect or impair the terms of any awards that were outstanding on such termination date. A description of the material terms of the Director Plan follows. All members of the Board of Directors who were not officers or employees of the Company or its subsidiaries, or the spouses of officers or employees, and who were younger than 69 years of age, were eligible to participate in the Director Plan (the "Eligible Directors"). Under the Director Plan, Eligible Directors were granted rights to purchase up to 20,000 shares of the Company's Common Stock on a specified date at the average market price of the Common Stock on such date. Eligible Directors also received from the Company a full-recourse, interest-bearing loan for the entire purchase price of the Common Stock, and a deferred cash incentive award which is generally payable at the end of a five-year performance cycle. The maximum amount of the deferred award that can be earned by the Eligible Directors is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan. A description of the deferred cash incentive award under a similar plan for executive officers is included in the Compensation Committee's report on executive compensation and can be found on page 18 of this proxy statement. The Director Plan provided that the loans have an eight-year term and accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended) for eight-year loans on the purchase date, compounded annually. Interest on the loans is payable during the first five years at the rate of two percent per annum on the original principal amount of the loan (which rate was approximately equal to the dividend yield on the Common Stock at the time the Director Plan was approved). The Director Plan provided that the proceeds of the deferred cash incentives be applied to prepay the loans. The balance of the loans after taking into account any such prepayment, together with accrued and unpaid interest thereon, is payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If a director's service is terminated during the performance cycle for any reason other than retirement, the loan will generally become due on the 120th day after termination of service. In the event of retirement, the loan must be repaid over a three-year period following retirement. The loan may also be prepaid at any time at the director's option. On June 16, 1992, the following directors each exercised purchase awards for 20,000 shares of the Company's Common Stock and each received from the Company a loan with an interest rate of 7.04% in the amount of $348,750.00: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel. On December 30, 1992, Messrs. Bryant and Smith exercised purchase awards and received loans with an interest rate of 6.15% in the indicated amounts: Mr. Bryant --

3,000 shares, $65,343.75; and Mr. Smith -- 20,000 shares, $435,625.00. As of
January 28, 1995, the aggregate outstanding balance of loans made pursuant to the Director Plan was $3,360,513, which includes accrued, unpaid interest, and which sum is the largest aggregate amount outstanding during the fiscal year. At the end of the Company's 1994 fiscal year, each of the directors who are participants in the Director Plan was vested in a service award equal to 15% of the outstanding loan balance, the dollar amount of which is as follows: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs.
Preiskel -- $60,301; Mr. Smith -- $71,281; and Mr. Bryant -- $10,692.

     OTHER ARRANGEMENTS

     On November 30, 1994, the Company entered into a one-year consulting agreement with respect to the Company's drug store operations with Donald B. Holbrook, who served as Executive Vice President and Chief Legal Officer of the Company from October 1989 until October 1994. The agreement provides for payment to Mr. Holbrook of consulting fees of $12,500 per quarter plus reimbursement of expenses. The term of the agreement may be extended by mutual consent of the parties.

     During 1994, the Company paid Michael T. Miller $8,976.00 per month pursuant to an extended employment and separation agreement that was entered into by the Company and Mr. Miller in May 1992. The agreement also entitles Mr. Miller to participate in all benefit programs available to executive officers of the Company during the term of the agreement, except long-term disability and bonus plans. The Agreement expires on December 31, 1995.

     On November 1, 1994, the Company entered into an employment agreement with Don L. Skaggs that is identical to the agreements entered into with seventeen of the Company's other executive officers, the material terms of which are described on page 13 hereof. Mr. Skaggs' employment agreement provides for a target compensation objective that includes a base salary plus target bonuses at the target rate of 50%. Mr. Skaggs' initial target compensation objective under the agreement is $315,244. On March 21, 1995, Mr. Skaggs was granted an award under the Key Executive Stock Purchase Incentive Plan, the material terms of which are described on pages 17 and 18 hereof. On March 31, 1995, Mr. Skaggs exercised his award and purchased 60,000 shares of the Company's Common Stock at a purchase price of $25.5625 per share. Pursuant to the Executive Plan, Mr. Skaggs purchased the shares with a loan he received from the Company for $1,533,750, which accrues interest at the rate of 7.75%, compounded annually. Under the Executive Plan, Mr. Skaggs is also entitled to receive a deferred cash incentive award under the same terms and conditions as the other executive officers. The maximum amount of the deferred award that can be earned by Mr. Skaggs is equal to the amount of the loan plus accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan.

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers at January 28, 1995 for services performed by such individuals for all capacities in which they served during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                         COMPENSATION(1)
                                        ANNUAL COMPENSATION(1)        ---------------------
                                   --------------------------------   AWARDS       PAYOUTS
                                                          OTHER       -------     ---------
    NAME AND PRINCIPAL                                    ANNUAL      OPTIONS/      LTIP       ALL OTHER
    POSITION AT END OF             SALARY     BONUS    COMPENSATION    SARS        PAYOUTS    COMPENSATION
     1994 FISCAL YEAR       YEAR     ($)     ($)(2)     ($)(1)(3)       (#)        ($)(4)        ($)(5)
- - --------------------------  ----   -------   -------   ------------   -------     ---------   ------------
Victor L. Lund............  1994   750,000   339,764        --           0        1,007,250      159,869
  President and Chief       1993   737,500   259,145        --           0          683,785      159,922
  Executive Officer         1992   656,666   351,885        --           0          343,835      188,763

William J. Bolton.........  1994   225,000   148,589        --           0          214,763       44,524
  Executive Vice            1993   222,500    93,508        --           0          126,183       60,386
  President & General       1992   210,000    65,834        --           0          119,479       23,282
  Manager -- Jewel Food
  Stores

Robert P. Hermanns........  1994   510,016   184,039        --           0          254,520       57,870
  Senior Executive Vice     1993   223,154   113,184        --           0          130,567       47,474
  President & Chief         1992   216,361    54,084        --           0                0       33,708
  Operating Officer --
  Food

David L. Maher............  1994   450,000   203,859        --           0          563,127       84,433
  Senior Executive Vice     1993   433,333   152,266        --           0          381,809       84,048
  President & Chief         1992   344,167   106,399        --           0          210,363       97,453
  Operating Officer --
  Drug

L.S. Skaggs...............  1994   500,000   226,510        --           0          284,370      110,980
  Chairman of the Board     1993   500,000   175,692        --           0          108,898      110,969
                            1992   500,000   267,933        --           0          316,565      161,101

- - ---------------
(1) Compensation deferred at the election of the executive, pursuant to the American Stores Retirement Estates 401(k) plan ("ASRE") and the Supplemental Executive Retirement Plan ("SERP"), is included in the year earned.

(2) The bonus amount is payable pursuant to the Company's Key Management Annual Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 16 of this proxy statement. Cash bonuses for services rendered in fiscal years 1994, 1993 and 1992 have been listed in the year earned, and were generally paid in April of the following fiscal year.

(3) Perquisites and other personal benefits paid to each named executive officer in each instance aggregated less than $50,000 and, accordingly, are omitted from the table as permitted by the rules of the SEC. Additionally, there is no other annual compensation requiring disclosure.

(4) The LTIP payout amounts reported represent (a) amounts payable pursuant to the Company's Key Management LongTerm Performance Incentive Plan ("LTIP Plan") described in the Compensation Committee Report on Executive and CEO Compensation on page 16 of this proxy statement, and (b) the vested amount of the service component of the deferred cash incentive award earned under the Key Executive Stock Purchase Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page 18 of this proxy statement. The payout amounts pursuant to the LTIP Plan for services rendered in fiscal years 1994, 1993 and 1992 have been listed in the year earned, and were generally paid in April of the following fiscal year. The amounts paid under the LTIP Plan during 1994 were as follows for the named executive officers: Mr. Lund -- $406,490; Mr. Bolton -- $124,649; Mr.Hermanns -- $164,406; Mr. Maher -- $232,709; and Mr. Skaggs -- $284,370.
    The vested amount of the service component is a deferred award that is payable at the end of the five-year performance cycle and the full amount of the deferred award, less applicable taxes, must be applied towards repayment of the Purchase Loan, also described on page 18. The amounts of the service award that vested during 1994 for the named executive officers are as follows: Mr. Lund -- $600,760; Mr. Bolton -- $90,114; Mr.
    Hermanns -- $90,114; and Mr. Maher -- $330,418. Mr. Skaggs is not a participant in the Key Executive Plan.

(5) The compensation reported represents (a) Company contributions under ASRE,
    (b) Company contributions under SERP, and (c) the dollar value of Company paid insurance premiums for term life insurance for the executives. The amounts contributed by the Company during fiscal year 1994 to the executives' ASRE and SERP accounts, and the insurance premiums paid, were as follows: Mr. Lund -- $24,352, $130,587, $4,930; Mr. Bolton -- $24,352,
    $18,693, $1,479; Mr. Hermanns -- $24,352, $30,866, $2,652; Mr.
    Maher -- $24,352, $57,123, $2,958; Mr. Skaggs $24,352, $86,518, $110.

     The following table shows information concerning the exercise of stock options by each of the named executive officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                        NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS/SARS
                                          VALUE              YEAR END(#)                AT FISCAL YEAR END($)(4)
                      SHARES ACQUIRED    REALIZED   ------------------------------   ------------------------------
        NAME         ON EXERCISE(#)(1)    ($)(2)    EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE    UNEXERCISABLE
- - -------------------- -----------------   --------   -----------   ----------------   -----------   ----------------
Victor L. Lund......        5,876        $ 69,855          0           42,864                0        $1,023,378
William J. Bolton...       24,000        $242,249          0            6,000                0        $   51,937
Robert P. Hermanns..        2,500        $ 27,031      3,900            6,752          $40,706        $  139,704
David L. Maher......        2,264        $ 27,876          0           14,576                0        $  348,002
L. S. Skaggs........            0               0          0                0                0                 0

- - ---------------
(1) Totals include the gross number of options exercised and do not exclude shares exercised as stock appreciation rights.

(2) Represents the average of the high and low value of the Company's common stock at date of exercise minus the exercise price.

(3) If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before these options vest, the options would become immediately exercisable.

(4) Represents the difference between the closing price of the Company's Common Stock at 1994 fiscal year end ($24.125 per share) and the exercise price of the options.

     The following table provides information concerning cash-incentive awards made during fiscal year 1994 under the Company's 1994-1995-1996 Key Management Long-Term Performance Incentive Plan (the "94-95-96 LTIP"). Each award represents the right to receive an amount in cash for the three-year period ending February 1, 1997 based on earnings per share for the three-year period compared to the three-year earnings per share target established by the Compensation Committee as follows: 80% of target or less -- no award; 90% of target -- 10% of average annual base salary; 100% of target -- 20% of average annual base salary; 110% of target -- 40% of average annual base salary; and 120% or more of target -- 70% of average annual base salary. Payments under the 94-95-96 LTIP will be made in April 1997 and will be reported in the Summary Compensation Table of the Company's 1997 Proxy Statement.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                              PERFORMANCE
                           NUMBER OF           OR OTHER               ESTIMATED FUTURE PAYOUTS UNDER
                         SHARES, UNITS       PERIOD UNTIL              NON-STOCK PRICE BASED PLANS
                           OR OTHER           MATURATION      ----------------------------------------------
         NAME              RIGHTS(#)           OR PAYOUT      THRESHOLD($)(1)   TARGET($)(2)   MAXIMUM($)(3)
- - -----------------------  -------------     -----------------  ---------------   ------------   -------------
Victor L. Lund.........       --           February 1, 1997          0            $150,000       $525,000
William J. Bolton......       --           February 1, 1997          0            $ 46,833       $163,917
Robert P. Hermanns.....       --           February 1, 1997          0            $ 89,833       $314,417
David L.Maher..........       --           February 1, 1997          0            $ 92,750       $324,625
L. S. Skaggs...........       --           February 1, 1997          0            $100,000       $350,000

- - ---------------
(1) No awards will be made if the Company's earnings per share for the three-year period are 80% or less of the targeted amount.

(2) The target award is 20% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company exactly achieves its earnings per share target for the three-year period. The target payout shown above assumes the executive's 1995 base salary remains unchanged through the remainder of the three-year performance cycle.

(3) The maximum attainable award is 70% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company's earnings per share for the three-year period equals 120% or more of the target. The maximum payout shown above assumes the executive's 1995 base salary remains unchanged through the remainder of the three-year performance cycle.

EMPLOYMENT AGREEMENTS

     During 1994, the Company entered into Employment Agreements (the "Agreements") with Messrs. Bolton, Hermanns, Lund, and Maher, and 13 other officers of the Company in order to encourage such executives to remain with the Company on an extended basis, have undivided loyalty to the Company and refrain from competing with the Company. One additional agreement was entered into in early 1995. All of the Agreements are for a term of three years, except for Mr. Lund's Agreement, which is for a five-year term. The Agreements are automatically renewed for subsequent three-year terms (in the case of Mr. Lund, five-year terms) unless the Company provides notice to the contrary one year prior to the expiration of any term. The Agreements may be terminated only for cause during the term of the Agreement or any extensions thereof. The Agreements provide for a target compensation objective ("TCO") that includes a base salary plus target bonuses at the target rate of 50% through participation in the Company's Key Management Annual Incentive Plan (30%) and the Company's Long-Term Incentive Performance Plan (20%). The initial TCO for the named executive officers is as follows: Mr. Bolton -- $336,333; Mr. Hermanns -- $642,814; Mr. Lund -- $1,117,944; and Mr. Maher -- $666,833. The Company can increase but cannot decrease an executive's TCO by more than 20% except in the case of a general reduction affecting at least 90% of the officers of the Company. The executives are entitled to participate in any other bonus programs subject to the right of the Company to alter the terms and conditions of any such bonus programs, including the elimination thereof. The Agreements provide the executives with a special long-range retirement plan (the "Retirement Plan"), pursuant to which the executives are entitled to receive an annual payment from the Company for a period of 20 years beginning at age 57 or upon termination of employment, whichever occurs later. The retirement benefit is calculated as a percentage of the executive's average TCO for the two years prior to the termination of employment under the Agreement based on years of service completed under the Agreement. In order to receive the minimum retirement benefit of 9% of average TCO, the executives must have completed three years of service from the date of the Agreements. The maximum retirement benefit requires ten years of service and for 15 of the executives is 30% of the two-year average TCO. The maximum retirement benefit for Messrs. Hermanns, Lund, and Maher is 40% of the two-year average TCO. The executives forfeit all rights, including vested rights, to these retirement benefits if they breach the non-compete provision of the Agreements. In the event an executive is terminated for cause or voluntarily terminates employment, he or she is entitled to a retirement benefit equal to the amounts vested at that time. If an executive is terminated without cause, or if the executive terminates employment because the Company has materially breached the Agreement, the executive is entitled to the maximum retirement benefit regardless of the number of service years he or she has accrued. In the event of the executive's death, the Agreement provides for a lump sum payment to the executive's estate that is equal to the present value of the remaining retirement benefit to which the executive would otherwise be entitled. The executives are required to (i) keep confidential any non-public information they become familiar with as a result of their employment, (ii) refrain from performing part-time or full-time services in any capacity for any competitor of the Company, (iii) refrain from attempting to induce employees of the Company or its subsidiaries to resign; and (iv) refrain from interfering with or impeding the Company's relationships with customers, suppliers or vendors, lending institutions, lessors and land owners, and governmental agencies. The Agreements also entitle the executives to participate in all of the Company's benefit plans, including retirement and profit sharing, long-term disability, accidental death and dismemberment, and health and insurance plans. The Company can change the executives' duties and job titles at will, and can relocate the executives as needed, including a transfer to one of the Company's subsidiaries; provided that the executives shall remain officers of the

Company or its subsidiaries and shall perform duties of an executive nature equal in status, dignity and responsibility to their duties at the time the Agreements were entered into.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE AND CEO COMPENSATION

     The SEC requires reporting companies to provide detailed information on compensation and benefits provided to their CEO and to the four most highly compensated executive officers whose annual base salary and bonus compensation was in excess of $100,000. Pursuant to these rules, the following report on executive and CEO compensation is submitted by the following members of the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"): Leon G. Harmon (Chairperson), Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry and Barbara S. Preiskel. None of the Committee members is now or has been an employee of the Company, and the Committee members are ineligible to participate in any of the compensation plans that they administer. As permitted by law and the Company's Certificate of Incorporation, the Board has delegated to the Committee, among other duties, responsibility for establishing policies and making decisions relating to executive compensation. The Committee regularly reports to the Board on its activities, and decisions made by the Committee are ratified by the full Board.

     The Committee's report summarizes the Company's compensation policies for its executive officers and explains how the compensation plans are closely linked to the achievement of the Company's financial goals and to increases in the Company's stock price.

COMPENSATION PHILOSOPHY

     A primary objective of the Company is to increase shareholder value. A key element in achieving this objective is the Company's ability to attract and retain a core group of executive officers whose individual and combined efforts will provide the greatest likelihood of success. To this end, the Company and the Committee have applied the following principles in developing a compensation program applicable to all of the Company's and its subsidiaries' executive management, including the CEO:

     - Align the financial interests of the Company's executive officers closely with those of the Company's shareholders by linking a significant percentage of the officers' total target compensation to the attainment of Company profitability and corporate goals.

     - Provide for each position competitive total target compensation at the median level based on industry, peer group and national surveys.

     - Annually review performance measures necessary to establish varying bonus levels to ensure consistency with the Company's overall strategic goals.

     - Create additional incentives to promote the long-term growth and financial success of the Company by encouraging and making it possible for executives to increase their ownership of the Company's Common Stock through the use of stock option and stock purchase plans that have been approved by the Company's shareholders.

     The Committee determines and approves the compensation paid to the CEO and the executives named in the summary compensation table as well as the compensation paid to all other Company officers. Additionally, the Committee reviews the compensation paid to the officers of the Company's subsidiaries. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement as well as the Company's other executive officers (other than Mr. Lund), the Committee takes into account the views of Mr. Lund and other members of management and outside consultants to the extent deemed appropriate by the Committee.

     Pursuant to Section 162(m) of the Internal Revenue Code, enacted in 1993, publicly traded corporations will not be permitted to deduct compensation in excess of $1 million paid to the CEO and the four other most highly compensated executive officers for 1994 and thereafter, unless the compensation qualifies for an exception for "performance-based compensation." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. The Compensation Committee is currently studying the effect of this limitation on the Company's compensation programs and believes that it would be premature to take any action at this time, as the $1 million limitation is recently enacted, and the Internal Revenue Service has not yet promulgated final regulations interpreting it. None of the compensation paid to any executive in 1994 was nondeductible, and it is not anticipated that any compensation payable to any executive officer in 1995 would be nondeductible. The Committee will continue to address this issue when formulating compensation arrangements for executive officers and expects that it will attempt to maximize the deductibility of executive compensation under the limitation.

RELATIONSHIP OF PAY TO PERFORMANCE UNDER COMPENSATION PLANS

     The Company uses industry, peer group and national surveys that are updated annually to establish target compensation grade levels for its CEO and executive officers that are based on median compensation paid to individuals holding similar positions at other companies in the retail food and drug industries and companies of similar size. This comparison group includes some of the companies comprising the Peer Group Index described on page 19. The Committee uses the same criteria in establishing Mr. Lund's target compensation objective as it does in determining compensation for the Company's other executive officers. The cash compensation objective for executive officers and Mr. Lund consists of a base salary and an overall bonus target of 50% of the base salary (30% from the annual bonus plan and 20% from the long-term incentive plan). Thus, base salaries represent approximately 67% of the targeted cash compensation objective, and the combination of the annual and long-term incentive payments, which are based on sales and/or earnings of the Company or its subsidiaries, represent approximately 33% of the executive's targeted cash compensation objective. Payments made under the Company's annual bonus and long-term incentive plans may be more or less than the target amount depending on the Company's performance. In years such as 1994, when the Company exceeds its targets, the compensation actually paid to executives will rise to the high end of the compensation surveys, although if the industry performs well as a whole, it is anticipated that executive compensation paid by the Company's peers may also increase above the amounts reflected in the surveys.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, considered in the context of the total compensation paid to individuals in similar positions at other companies in the retail food and drug industries and companies of similar size. Executives' base salaries are reviewed by the Committee on an annual basis and adjustments are determined by evaluating the performance of the executive officer and, to the extent applicable, his or her operating unit (the Company or a subsidiary). Adjustments are made based on a number of factors, none of which is controlling, and objective targets are not utilized in adjusting base salaries. Changes in base salary may also result from promotions and changes in the responsibilities of executives. In September 1992, Mr. Lund was elected CEO and President, and at that time the Committee authorized an increase in Mr. Lund's base salary to $750,000, effective April 1, 1993. Mr. Lund's salary was not increased during 1994. The Committee believes that Mr. Lund's total compensation objective, including his base salary of $750,000, reflects the median compensation paid to CEOs of peer companies and companies of similar size and Mr. Lund's experience and qualifications for the position. In making such determination, the Committee considered several factors on a subjective basis, with no single factor controlling, including the nature and scope of Mr. Lund's responsibilities, the size of the Company relative to its peers, the Company's results of operations, earnings per share, and strategic plans for the future.

     During 1994, the Company entered into employment agreements with Mr. Lund and 16 other executive officers of the Company. One additional employment agreement was entered into in early 1995. The agreements were structured to provide an incentive to the Company's executives to remain with the Company for an extended period, have undivided loyalty to the Company and refrain from competing with the Company during the time of their employment as well as after their employment has ceased. In order to accomplish this objective, and in addition to the other terms of the agreements, the agreements provide for the payment of a special retirement benefit calculated as a percentage of the executive's average target compensation objective during the last two years of his or her employment with the Company. The benefit ranges from 9% to 30% of such average TCO (up to 40% in the case of Messrs. Hermanns, Lund and Maher) based on years of service with the Company and is payable for a period of twenty years commencing at the time the executive's employment with the Company terminates or at age 57, whichever is later. The benefit is forfeited if the executive engages in competition with the Company either during or after the term of the agreement. The Committee believes that by providing the Company's key executives with a higher degree of job security and the prospect of an income stream that continues beyond the time they cease performing duties for the Company, the agreements will provide a substantial incentive for the executives to remain with the Company for the duration of their careers and will provide the executives with peace of mind with respect to their future financial security and allow them to focus their talents and attention on the growth and profitability of the Company. In addition, by providing for the forfeiture of the benefits if the executive should engage in competition with the Company, it is believed that the agreements provide an incentive for such executives to devote their talents exclusively to the Company and to continue to provide the benefit of their counsel and experience to the Company even after they retire. The employment agreements are discussed in more detail beginning on page 13 of this proxy statement and the form of the agreements is included as an exhibit to the Company's annual report on Form 10-K for the year ended January 28, 1995. The foregoing discussion is qualified by reference to the employment agreements.

     The executive compensation program also includes two stock option plans and a stock purchase incentive plan. The performance features of these plans, together with the Company's annual and long-term incentive bonus plans, are described below.

     ANNUAL BONUS PLAN

     The Key Management Annual Incentive Plan is the Company's annual bonus program (the "Annual Plan") for executive officers and key management. At the beginning of each year, the Committee establishes minimum, target and maximum performance goals for the Company on which a bonus will be paid. The Committee determines the percentage of base salary for the fiscal year that will be payable as a bonus (the "Target Bonus") to each participant in the Annual Plan if the Company exactly meets its target. This determination is based on the individual's job classification and responsibilities. The Target Bonus for the Company's chief executive officer and the other four executives named in the summary compensation table is 30% of their respective average base salary, which corresponds to 20% of each executive's total target compensation objective. The amount of the Target Bonus that will actually be paid to the participants varies based on the extent to which the Company meets, exceeds or fails to achieve its target. The Plan contains a schedule setting forth in 1% increments the percentage of the target goal achieved by the Company and the amount of the Target Bonus that is payable at each increment. No bonus is paid if the Company achieves 77% or less of the target, and the maximum bonus is paid if the Company achieves 123% or more of its target.

     The Annual Plan for 1994 established a target based on earnings above the prior year and provided for an across the board reduction in the amount of any Target Bonus if certain specified minimum reductions in personnel were not accomplished. During the 1994 fiscal year, the Company exceeded its earnings target and accomplished the reductions in personnel. As a result, the Target Bonus paid to Mr. Lund and three of the four executives named in the summary compensation table represents approximately 45.3% of each individual's base salary for the 1994 fiscal year. The Target Bonus paid to Mr. Bolton represents 66% of his base salary for the 1994 fiscal year.

     LONG-TERM PERFORMANCE INCENTIVE PLAN

     The Key Management Long-Term Performance Incentive Plan ("LTIP") is intended to focus attention prospectively on the Company's long-term results and reward achievement of the Company's long-term financial goals. Participation in LTIP, as determined by the Committee, is limited to key executives and officers who have a significant impact on the long-term results of the Company. LTIP performance cycles are three years in length, with a new three-year cycle starting every fiscal year. At the beginning of each cycle, the

Committee sets specific performance criteria and establishes a minimum and a maximum range of performance for the three-year period on which a bonus will be paid. If the Company exactly achieves the performance goals, the participants receive a bonus equal to 20% of their average annual base salary over the three-year performance cycle, which corresponds to 13% of the executive's targeted cash compensation objective over the three-year performance cycle. If the Company's performance falls above or below the target, the percentage of average annual base salary to be paid as a bonus will be increased or decreased in accordance with a schedule included in the LTIP Plan. The minimum award is zero, and the maximum award is 70% of the executive's average annual base salary over the three-year performance cycle.

     The performance measurement for bonus amounts payable under the 1992-1993-1994 LTIP was based 80% on an earnings per share target for the three-year period, and the Company exceeded its earnings per share target level by 14.5% for this LTIP cycle. The remaining 20% of the LTIP bonus was based on relative stock price performance versus the stock price performance of the following companies: The Great Atlantic & Pacific Tea Company, Inc.; Albertson's, Inc.; Food Lion, Inc.; The Kroger Co.; The Vons Companies, Inc.; Walgreen Co.; and Winn-Dixie Stores, Inc. The Company's relative stock price performance was third among this group for the three-year cycle. The peer group for the 92-93-94 LTIP Plan is different from the Executive Plan peer group described on page 18 hereof in that the latter peer group includes three additional companies and excludes one company. The excluded company was deleted because, as a result of the Company's sale of certain assets, it is no longer a competitor. Three additional companies were included because they are among the Company's major competitors. The LTIP bonus paid to Mr. Lund and the four executives in the summary compensation table represents approximately 57% of each individual's average annual base salary for fiscal years 1992, 1993, and 1994.

     STOCK OPTION PLANS

     The Committee believes that stock option plans can serve as an effective incentive to the Company's executive officers and key employees to further the long-term growth and performance of the Company, since the value of an option bears a direct relationship to increases in the Company's stock price. The Committee administers the Company's stock option plans and determines the individuals to whom stock options, stock appreciation rights ("SARs") and restricted stock awards are granted. The Committee, however, does not grant stock options on a regular basis. The Committee did not grant any stock options, SARs or restricted stock awards to Mr. Lund, any of the other executives listed in the summary compensation table, or any other individuals during 1994. Additionally, the Committee did not reprice any outstanding options or SARs during 1994.

     STOCK PURCHASE INCENTIVE PLAN

     During 1992, the Company's shareholders approved the Key Executive Stock Purchase Incentive Plan (the "Executive Plan"). The Executive Plan was developed in consultation with an outside compensation consultant after a review by the Committee and such consultant of the Company's existing compensation programs. The Executive Plan is intended to promote the long-term growth and financial success of the Company by strengthening the links between the Company's management and its shareholders. The Executive Plan affords certain key executive officers of the Company and its subsidiaries the opportunity to significantly increase their ownership of the Company's Common Stock. The Executive Plan also offers the potential for substantial financial incentives (in addition to potential appreciation in the value of the Common Stock) based on continued service and long-term stock price performance, but in a manner that places such executive officers at risk in the event of poor Company performance. By having participants in the Executive Plan share in both the upside and downside potential inherent in stock ownership by purchasing Common Stock using full-recourse, interest-bearing loans, the Committee believes the Executive Plan incorporates an important element of investment risk that generally is not found in other executive incentive plans.

     During June 1992, under the Executive Plan, Mr. Lund, three of the executives named in the summary compensation table and certain other executive officers selected by the Committee received the right to purchase a specified number of shares of the Company's Common Stock on June 16, 1992 at the average market price of the Common Stock on such date. Pursuant to the Executive Plan, the executive officers also received from the Company full-recourse, interest-bearing loans for the entire purchase price of the Common Stock. Each executive officer was required to pledge the Common Stock he or she purchased with the proceeds of the loan to secure such loan. The loans have an eight-year term and accrue interest at the rate of 7.04%, compounded annually. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. Under the Executive Plan, Mr. Lund and three of the executives in the summary compensation table purchased the indicated amounts of Common Stock at a purchase price of $17.44 per share: Mr. Lund -- 400,000 shares; Mr. Bolton -- 60,000 shares; Mr. Hermanns -- 60,000 shares; and Mr. Maher -- 220,000 shares. Additionally, on March 31, 1994, in connection with a change in title and increased responsibilities, Mr. Hermanns purchased an additional 20,000 shares at a purchase price of $25.53 per share with proceeds of a Company loan having a 5.36% interest rate, and a new performance cycle commenced with respect to such shares. Due to Mr. L. S. Skaggs' current significant stock ownership, he was not selected by the Committee to participate in the Executive Plan.

     Participants in the Executive Plan are also eligible to receive a deferred cash incentive award (the "deferred award") which is generally payable at the end of a five-year performance cycle. In the case of the executives listed in the summary compensation table, the five-year performance cycle will end on June 16, 1997, except with respect to the 20,000 shares purchased by Mr. Hermanns in March 1994. One-half of the deferred award will be based on the executive officer's continued service with the Company during the performance cycle (the "service award"), while the other half will be based on the Company's Common Stock performance (including reinvested dividends) over the five-year performance cycle relative to shareholder returns for specified companies in the retail food and drug industry (the "performance award"). The maximum amount of the deferred award which can be earned by the executive officers is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied towards repayment of the loan. Certain deferred awards will be forfeited if, prior to the end of the five-year performance cycle, an executive officer sells shares purchased under the Executive Plan or the executive officer's service with the Company is terminated.

     Each executive officer will vest annually in a portion of the service award in an amount equal to a cumulative percentage of the outstanding loan balance at the time the service award is earned. The cumulative percentages for each year are as follows: first year -- 7 1/2%; second year -- 15%; third year -- 22 1/2%; fourth year -- 30%; and fifth year -- 50%. The service award may not exceed 50% of the loan balance. At the end of the Company's 1994 fiscal year, each of the executives listed in the summary compensation table who participated in the Executive Plan was vested in a portion of the service award equal to 15% of the outstanding loan balance, except with respect to the 20,000 shares purchased by Mr. Hermanns in March 1994. The amount of the service award that vested during 1994 is included in the LTIP Payout Column of the Summary Compensation Table.

     The portion of the performance award earned as a percentage of the loan amount at the time the performance award is paid will vary depending upon the Company's total shareholder return versus shareholder returns of the members of the specified peer group on an unweighted basis, with no performance award earned if the Company's total shareholder return ranks below the 50th percentile of the peer group, and 100% of the performance award earned if the Company's total shareholder return is ranked in the 80th or higher percentile of the peer group. The performance award may not exceed 50% of the loan balance. For the period from June 16, 1992 through March 31, 1995, the Company's total shareholder return versus the members of the peer group ranked in the 55.6th percentile, and therefore 39% of the performance award would have been earned, which would represent 19.5% of the loan balance, assuming such performance was maintained through the full five-year performance cycle. The members of the peer group include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. If the Company's Common Stock price declines from the market value on the day of the award, the loan balance may exceed the combined value of the stock and plan payments to participants after taxes, in which event the participants would be required to pay the remaining loan balance with personal funds.

     OTHER COMPENSATION PLANS

     The executive compensation program also includes other benefit plans that are generally available to employees of the Company, including a profit sharing/401(k) pension plan, a medical plan and a life insurance plan. The Company has not maintained a defined benefit pension plan for its employees since the end of 1984. Certain executive officers, including the executives listed in the summary compensation table, are eligible to participate in a supplemental executive retirement plan, which is a non-qualified plan intended to provide benefits where limitations are imposed upon Company contributions to qualified plans on behalf of certain employees due to limits under the Federal tax laws. Except for the Company's profit sharing/401(k) pension plan, none of the foregoing plans is tied to Company performance. The Committee believes these plans are comparable to plans of other companies in the food and drug industries and companies of similar size.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The adoption of the Executive Plan by the Company in 1992, which was approved by the shareholders at the 1992 annual meeting, was a significant step in further strengthening the link between executive pay and Company stock price performance. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to shareholders.

     Submitted by the Compensation and Stock Option Committee of the Board of Directors of the Company.

                          Leon G. Harmon, Chairperson

               Louis H. Callister                      James B. Fisher
               Arden B. Engebretsen                    L. Tom Perry
                                                       Barbara S. Preiskel

AMERICAN STORES COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P Composite-500 Stock Index and a group of nine publicly-traded retail food and/or drug companies, which include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. (the "Peer Group Index") for the five-year fiscal period ended January 28, 1995. The companies in the peer group are the same as those used in calculating the performance awards under the Company's Key Executive Stock Purchase Incentive Plan. Comparisons are based on the assumption that the value of the investment on February 2, 1990 in the Company's Common Stock, the securities comprising the S & P Composite-500 Stock Index, and the Peer Group Index was $100 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
               AMERICAN STORES COMPANY COMMON, S&P COMPOSITE-500
                              & PEER GROUP INDICES

  MEASUREMENT PERIOD                                               AMERICAN
(FISCAL YEAR COVERED)             PEER GROUP        S&P 500         STORES
      2/2/90                        100.00          100.00          100.00
      2/1/91                        124.71          107.49          109.20
      1/31/92                       139.22          132.17          116.35
      1/29/93                       163.97          146.14          156.97
      1/28/94                       156.76          163.87          156.20
      1/27/95                       184.35          165.52          177.34

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Stock Option Committee include Leon G. Harmon, Chairperson, Louis H. Callister, Arden B. Engebretsen, James B. Fisher,
L. Tom Perry and Barbara S. Preiskel.

     Mr. Callister is Chairman of the Board and a senior partner of the law firm of Callister, Nebeker & McCullough, P.C., Salt Lake City, Utah, which firm performed legal services for one of the Company's subsidiaries during fiscal year 1994. The amount paid to the firm for such services was under $10,000.

OTHER INFORMATION PERTAINING TO DIRECTORS AND EXECUTIVE OFFICERS

     During 1992, Mr. Lund, three of the other executives in the summary compensation table and certain other executive officers received full-recourse, interest bearing loans for the entire purchase price of Common Stock of the Company they purchased pursuant to the terms of the Executive Plan described on pages 17 and 18. Mr. Hermanns received an additional loan in 1994 to purchase 20,000 shares under the Executive Plan. The loans have eight-year terms and accrue interest at the Applicable Federal Rate for eight-year loans with interest compounded annually, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the Purchase Date. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the five-year performance cycle(s) under the Executive Plan must also be applied to prepay the loans. The balance of the loans after taking into account any such prepayment together with accrued and unpaid interest thereon, will be payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If an executive officer's service is terminated during a performance cycle for any reason other than retirement or following a change of control, the loan will generally become due on the 120th day after termination of service. In the event of retirement or a change of control, the loan must be repaid over a three-year period. The loan may also be prepaid at any time at the executive officer's option. To date, Mr. Lund and three of the other executives in the summary compensation table have received loans in the indicated amounts: Mr. Lund -- $7,853,124; Mr.
Bolton -- $1,177,969; Mr. Hermanns -- $1,701,564; and Mr. Maher -- $4,319,218.
As of January 28,

1995, the aggregate outstanding balance of loans made pursuant to the Executive Plan was $38,110,382, which includes accrued, unpaid interest. The largest aggregate amount outstanding during the fiscal year for continuing participants in the Executive Plan was $38,247,427.

PROPOSAL 3 -- APPROVAL OF THE AMERICAN STORES COMPANY 1995 EMPLOYEE STOCK
              PURCHASE PLAN

     The Company's shareholders are being asked to approve the American Stores Company 1995 Employee Stock Purchase Plan (the "Purchase Plan"), which was authorized by the Board of Directors on March 21, 1995 and approved by the Executive Committee of the Board of Directors on April 1, 1995. A summary description of the Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Purchase Plan which is attached to this Proxy Statement as Exhibit A.

     The purpose of the Purchase Plan is to provide the Company's employees with an opportunity to purchase shares of the Company's Common Stock through payroll deductions and to provide such employees with the increased incentive to improve their performance which is expected to result from their stock ownership.

     The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. A total of 7,000,000 shares of the Company's common stock is available for purchase by the Company's employees under the Purchase Plan. Employees are generally eligible to participate in the next full offering period under the Purchase Plan if they have been employed by the Company for a period of at least one year. Eligible employees may enroll in the Purchase Plan and authorize payroll deductions of not less than $5.00 per week to be applied toward the purchase of stock under the Purchase Plan. Employees may not purchase shares of the Company's Common Stock under the Purchase Plan having a market value greater than $25,000 in any one calendar year.

     The applicable IRS regulations prohibit persons owning 5% or more of the Company's Common Stock (after taking into account shares that could be acquired by option exercises and certain other constructive ownership rules) from participating in the Purchase Plan. In addition, the Compensation and Stock Option Committee of the Board of Directors may (but is not required to) exclude from participation in any offering all or any class of employees who consist of "highly compensated employees" within the meaning of Section 414(q) of the Internal Revenue Code (generally officers who earn more than $66,000 per year). The Compensation Committee has indicated that it will initially exclude all officers of the Company and its subsidiaries who hold the title of Vice President or above from participating in the Purchase Plan.

     The Purchase Plan will initially provide for four three-month offering periods in each year commencing on the first Wednesday of January, April, July and October ("Grant Date"). At the end of each offering period (the "Exercise Date"), the contributions accumulated in the employees accounts will be used to purchase shares of the Company's Common Stock at a purchase price per share which is the lesser of (a) 85% of its fair market value on the Grant Date, or
(b) 85% of its fair market value on the Exercise Date. Fair market value is defined as the average of the highest and lowest quoted sales prices per share as reported on the New York Stock Exchange Composite Transaction Tape.

     Purchases of shares under the Purchase Plan are made automatically on the Exercise Date, and a new Grant Date is fixed automatically on the same date. A participant may withdraw from the Purchase Plan at any time. Appropriate adjustments in the number of shares issuable under the Purchase Plan shall be made in the event of any future stock dividends, stock splits or corporate reorganizations.

     If any employee desires to sell any of the shares acquired under the Purchase Plan prior to the expiration of a two-year restrictive period, such employee must first offer the shares to the Company for repurchase at the lesser of the original purchase price paid for such shares or the fair market value of such shares at the time of sale.

     The Purchase Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors or its designee. The Committee will have full authority to interpret and apply the terms of the Purchase Plan, including the power to determine eligibility or participation in the Purchase Plan, establish and change the minimum contributions that will be accepted, and to change the offering periods. No offering period may be longer than 27 months. The Board of Directors may alter, suspend or discontinue the Purchase Plan following the close of any offering period; provided, that the Board of Directors may not, without shareholder approval, amend the Purchase Plan to increase the number of shares subject to the Purchase Plan or to materially increase the benefits to be received by the participants in the Purchase Plan.

     Contributions to the Purchase Plan will be included in the contributing employee's taxable income and will not be tax deductible, and an employee's purchase of stock through the Purchase Plan will not result in the recognition of income for tax purposes, nor will it result in an income tax deduction for the Company. When an employee sells shares acquired under the Purchase Plan at least two years after the Exercise Date for the shares acquired, the employee will recognize ordinary income equal to the lesser of (i) fifteen percent of the fair market value of the shares on the Grant Date or (ii) the amount by which the fair market value of the shares at the time of sale exceeded the price paid by the employee. If the amount received upon such a disposition exceeds the fair market value of the shares on such Grant Date, then the excess will be characterized as a long-term capital gain. If the employee has incurred a loss in connection with such a disposition, then the employee will realize no ordinary income, and the loss will be a long-term capital loss. If an employee sells shares before the expiration of the two-year holding period, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the Exercise Date and the price paid by the employee. The employee will have a capital gain or loss to the extent of the difference, if any, between the amount received upon sale and the fair market value of the shares on such Exercise Date. Such capital gain or loss will be long-term or short-term depending on whether or not the shares were held for more than one year from the applicable Exercise Date. The Company is not entitled to a deduction for amounts taxed as ordinary income upon the disposition of shares acquired pursuant to the Purchase Plan, except in cases where an employee realizes ordinary income by reason of a sale of the shares before the expiration of the two-year holding period described above.

     Since purchase rights are subject to discretion, including an employee's decision not to participate in the Plan, and the first offering period under the Plan will not begin until January of 1996, awards under the Purchase Plan for the current fiscal year are not determinable.

     The Board of Directors believes that the Purchase Plan will be an important employee benefit and that the Company and its shareholders will benefit by encouraging employees to own the Company's Common Stock.

     The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PURCHASE PLAN.

PROPOSAL 4 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young, Independent Certified Public Accountants, to audit the records of the Company for the fiscal year ending February 3, 1996. This selection is subject to ratification by the shareholders. A representative of Ernst & Young will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions. Ernst & Young is the Company's independent certified public accountant for the fiscal year ended January 28, 1995.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

SHAREHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

     In February 1995, the Company's by-laws were amended to limit the business to be conducted at a shareholders' meeting to (i) the items set forth in the Company's notice of meeting; (ii) matters raised by or at the direction of the Board of Directors; or (iii) matters raised by a shareholder at a meeting that were properly submitted in writing to the Company's secretary at least 30 days but no more than 90 days prior to the anniversary date of the previous year's annual meeting except where the date of the Annual Meeting is changed. The foregoing is a summary of the relevant by-law provisions and is qualified by reference to Section 2.04.1 of the Company's by-laws. Matters to be raised by a shareholder at the 1995 Annual Meeting must be submitted to the Company's Secretary no later than May 22, 1995 unless the announced date for the meeting is changed. Matters to be raised by a shareholder at the Company's 1996 Annual Meeting of Shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be submitted to the Company's Secretary by no later than May 22, 1996 but not prior to March 23, 1996. Such notices must include the information relating to such business and the shareholder as well as the information specified in the Company's by-laws.

     Any proper shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act, to be included in the Company's Proxy Statement for the 1996 Annual Meeting of Shareholders must be received by the Company no later than December 29, 1995 and should be sent to the Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447 or 709 East South Temple, Salt Lake City, Utah 84102.

METHOD OF PROXY SOLICITATION

     The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies. For these services, the Company will pay fees estimated to be approximately $10,000 plus out-of-pocket expenses. The expense of soliciting proxies will be borne by the Company. Solicitation of proxies may also be made by directors, officers, and regularly engaged employees of the Company, without additional compensation therefor.

OTHER MATTERS

     The Annual Meeting is called for those purposes set forth in the Notice of Annual Meeting of Shareholders and for the transaction of such other business as may properly come before the meeting. Management presently knows of no other business which may be presented at the Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

     It is important that all proxies be returned promptly to American Stores Company, c/o First Chicago Trust Company of New York, P.O. Box 8187, Edison, New Jersey 08818 or American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447. Proxies are revocable at any time prior to the exercise thereof by written notice to the Secretary. A proxy may also be revoked if the shareholder attends the meeting and elects to vote in person. Therefore, shareholders are urged to mark, sign, date and mail the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.

                                   EXHIBIT A

                          AMERICAN STORES COMPANY 1995
                          EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE

     The American Stores Company Employee Stock Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of American Stores Company (the "Company") for eligible union and non-union employees of the Company and such other companies ("Participating Companies") as the Board of Directors of the Company (the "Board") shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation" as defined in Section 425(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), (a "Corporate Affiliate") on the first day of the relevant Offering Period. It is further intended that the Plan shall qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

2.  ADMINISTRATION

     (a) Administrative Body. The Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Board"), or its designee (the "Committee"). The Committee or its designee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee or its designee shall be final and binding on all parties who have an interest in the Plan.

     (b) Rule 16b-3 Limitations. Notwithstanding the provisions of Subparagraph 2(a), in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

3.  EFFECTIVE DATE AND TERM OF PLAN

     (a) Effective Date. The Plan was approved by the Board on March 21, 1995, and by the Executive Committee on April 1, 1995 and shall become effective on January 1, 1996, subject to approval by the holders of at least a majority of the Company's voting stock represented and voting at a duly-held meeting at which a quorum is present. If such shareholder approval is not obtained, then the Plan shall terminate and no purchase rights shall be granted.

     (b) Termination of Plan. The Plan shall continue in effect until the date on which all shares available for issuance under the Plan shall have been issued unless earlier terminated pursuant to Paragraph 9.

4.  STOCK SUBJECT TO THE PLAN

     (a) Number of Shares. The stock subject to the Plan shall be shares of the common stock of the Company which are authorized but unissued or which have been reacquired ("Common Stock"). In connection with the sale of shares under the Plan, the Company may repurchase shares of Common Stock in the open market or otherwise. The aggregate amount of Common Stock which may be issued pursuant to the Plan shall not exceed 7,000,000 shares (subject to adjustment as provided in Subparagraph 4(b)).

     (b) Adjustment. If any change is made in the Common Stock subject to the Plan, or subject to any purchase right granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), appropriate adjustments shall be made as to (i) the class and maximum number of shares subject to the Plan, (ii) the class of shares purchasable by each participant, and (iii) the class and number of shares and price per share of stock subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.  OFFERING PERIODS

     Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods. Each Offering Period shall have a maximum duration of twenty-seven (27) months. Unless otherwise designated by the Committee, each Offering Period shall begin on the first Wednesday of January, April, July and October ("Grant Date"), and end on the first Wednesday of the next succeeding three-month period ("Exercise Date").

6.  ELIGIBILITY AND PARTICIPATION

     (a) General Rules. Unless excluded pursuant to Subparagraph 6(b), each employee of the Company or any of the Participating Companies who is employed on a part-time or full-time basis shall be an eligible employee on any date if, on that date he or she has completed one year of service for the Company or any of the Participating Companies. An employee who has become an eligible employee before the first day of an offering Period shall be eligible to participate in the Plan during that Offering Period. Each eligible employee may become a participant with respect to an Offering Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time prior to the first day of the Offering Period as the Committee may specify.

     (b) Highly Compensated Employee. The Compensation and Stock Option Committee may exclude from participation in any Offering Period, all or a class of highly compensated employees within the meaning of Code Section 414(q) (or successor provision). If the Compensation and Stock Option Committee determines that a participant has become a member of an excluded class of employees, payroll deductions will cease for that participant, and payroll deductions collected and not applied to the purchase of stock will be held for the purchase of stock at the end of the Offering Period unless the participant elects to have the funds returned as soon as practicable.

     (c) Five Percent Owner. Under no circumstances shall purchase rights be granted under the Plan to any employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

7.  PURCHASE RIGHTS

     Each participant shall be granted a separate purchase right for each Offering Period in which the individual participates. The purchase right shall be granted on the date on which such individual first joins the Offering Period and shall be automatically exercised on the Exercise Date.

     Purchase rights shall be evidenced by instruments in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:

     (a) Exercise of Purchase Rights. Payroll deductions will be collected during each Offering Period and applied to the purchase of whole shares of Common Stock on the Exercise Date. A new Grant Date for the successive Offering Period will be fixed on the same day.

     (b) Purchase Price. The Purchase Price of each share purchased on any date within an Offering Period shall be the lower of (i) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the Grant Date, or (ii) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the Exercise Date.

     (c) Fair Market Value. For purposes of the Plan, the fair market value per share of the Company's Common Stock on any relevant day shall be the average of the highest and lowest quoted sales prices per share of Common Stock on the date in question as such price is officially quoted on the New York Stock Exchange Composite Transactions Tape. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the average of the highest and lowest quoted sales prices per share as reported on the next preceding date for which such quotation exists.

     (d) Payroll Deductions. Payroll deductions shall begin with the first pay day following the participant's entry date into the Offering Period and shall (unless sooner terminated by the participant) remain in effect for successive Offering Periods. A participant may authorize payroll deductions of not less than a minimum amount specified by the Committee (initially five dollars ($5.00) per week), and not more than the participant's compensation paid during the payroll period, subject to the limitation in Subparagraph 7(k), to be contributed to the Plan. Compensation for this purpose will include straight time gross earnings, overtime pay, and bonuses paid to the participant during the pay period before reduction for elective contributions under a 401(k) plan or cafeteria plan qualified under Section 125 (or a successor provision) of the Code, and will exclude severance payments, moving allowance and reimbursement of expenses or any other additional compensation paid to the participant during the pay period.

     (e) Termination of or Changes to Payroll Deductions. Unless a participant has irrevocably elected otherwise, the participant may terminate payroll deductions at any time by filing the appropriate form with the Committee subject to such advance notice as the Committee may require. All further payroll deductions will cease, and any payroll deductions previously collected from the participant shall be held for the purchase of shares on the next Exercise Date immediately following such termination, unless the participant elects to have the funds refunded as soon as practicable. A participant may increase or decrease the rate of payroll deductions as determined by the Committee. The Committee shall determine, in its discretion, when such rate change shall become effective.

     (f) Termination of Employment. If a participant ceases to be employed by the Company or a Participating Company for any reason, including death or disability, prior to the end of an Offering Period, the participant's purchase right shall terminate, and any payroll deductions previously collected from the participant shall be held for the purchase of shares on the next Exercise Date immediately following such termination, unless the participant or the deceased participant's estate elects to have the funds refunded as soon as practicable. The Committee may provide, on a uniform basis with respect to any Offering Period, that an employee who is on a leave of absence will be deemed to have terminated employment after a specified period.

     (g) Proration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date in accordance with the terms of the Plan exceed the number of shares then remaining available under the Plan (after deduction of all shares for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

     (h) Exercise. Each purchase right shall be exercised automatically on the Exercise Date for the full number of purchasable shares, unless the purchase right has been previously terminated pursuant to Paragraph 7(e) or 7(f). Amounts not applied to the purchase of whole shares will be held for purchase of shares on the next Exercise Date.

     (i) Assignability. Purchase rights under the Plan shall not be assignable or transferable by the participant other than by will or by the laws of descent and distribution and during the life of the participant shall be exercisable only by the participant.

     (j) Rights as Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by any purchase right granted under the Plan until the purchase right is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

     (k) Accrual Limitations. No purchase right shall permit the rights of a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or a Corporate Affiliate to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

     (l) Other Provisions. Instruments evidencing purchase rights may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

8.  COMPANY'S REPURCHASE RIGHT

     If a participant offers to sell shares acquired under the Plan before the expiration of the two-year restrictive period, the Participant must first offer the shares to the Company for repurchase at the lesser of (i) the original purchase price for such shares, or (ii) the fair market value of such shares at the time of the sale.

9.  AMENDMENT AND TERMINATION

     (a) Amendment. The Board may from time to time alter, amend, suspend, or discontinue the Plan following the close of any Offering Period with respect to any shares at any time not subject to purchase rights; provided that no such action of the Board may, without the approval of shareholders of the Company,
(i) materially increase the benefits accruing to participants under the Plan,
(ii) materially increase the number of shares which may be issued under the Plan, or (iii) make any other change with respect to which the Board determines that shareholder approval is required by applicable law or regulatory standards.

     (b) Termination. The Board shall have the right, exercisable in its sole discretion, to terminate the Plan immediately following any Exercise Date. Should the Board elect to exercise such right, then no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected under the Plan.

10.  NO EMPLOYMENT OBLIGATION

     Nothing contained in the Plan (or in any purchase right granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any Corporate Affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or a Corporate Affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of a purchase right or to terminate such employee's employment at any time, with or without cause. However, nothing contained herein or in any purchase right shall affect any contractual rights of an employee pursuant to a written employment agreement.

11.  USE OF PROCEEDS

     The cash proceeds received by the Company from the issuance of shares pursuant to purchase rights under the Plan shall be used for general corporate purposes.

12.  REGULATORY APPROVAL

     The implementation of the Plan, the granting of any purchase right under the Plan, and the issuance of Common Stock upon the exercise of any such purchase right shall be subject to the Company's compliance with all applicable requirements of the 1933 Act, all applicable listing requirements of any securities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

13.  GOVERNING LAW

     To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of Utah.

                                     PROXY

                            AMERICAN STORES COMPANY
          This Proxy is Solicited on Behalf of the Board of Directors
                    for the Annual Meeting on June 21, 1995


The undersigned hereby constitutes and appoints Teresa Beck, Kathleen E. McDermott, Neal J. Rider and each of them, his/her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AMERICAN STORES COMPANY to be held at 10:00 AM, local time on June 21, 1995, at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah, and at any postponements or adjournments thereof, on all matters coming before such meeting.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign this card on the reverse and return it to the Company.

(change of address/comments)

__________________________________________

__________________________________________

__________________________________________

__________________________________________


SEE REVERSE SIDE
 x
_____   Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposals 1, 3 and 4.

          The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.

1. Proposal to amend the Restated Certificate of Incorporation to provide for the annual election of directors.

   FOR             AGAINST              ABSTAIN

__________        __________           __________


                    FOR       WITHHELD                   Nominees for Directors:
2.  Election of                                            Arden B. Engebretsen
    Directors     _______     ________                     Donald B. Holbrook
                                                           James B. Fisher
For, except vote withheld from the following nominee(s):   Victor L. Lund
                                                           L. Tom Perry
______________________________________________________     J. L. Scott


3. Proposal to approve the American Stores Company 1995 Employee Stock Purchase Plan.

   FOR             AGAINST              ABSTAIN

__________        __________           __________

4. Approval of Ernst & Young independent certified public accountants, to audit the accounts and records of the Company for the fiscal year ending February 3, 1996.

   FOR             AGAINST              ABSTAIN

__________        __________           __________


5. In their discretion upon such other matters as may properly come before this meeting.

I PLAN TO ATTEND THE 1995 ANNUAL MEETING           __________

CHANGE OF ADDRESS/COMMENTS ON REVERSE SIDE         __________


SIGNATURE(S)_____________________________________ DATE ______________ 1995
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.